Exhibit 99.1

Contact:	Penny L. Brake
Vice President of Finance
(615) 372-8532
LIFEPOINT HOSPITALS’ DIRECTOR HELFER RESIGNS FROM BOARD
Brentwood, Tennessee (September 19, 2007) – LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced that Ricki Tigert Helfer has resigned as a member of the Company’s Board of Directors in order to pursue other professional interests and still have ample time with her family. Ms. Helfer has served as a Director of LifePoint since the Company was founded in May 1999 and was Chair of the Company’s Corporate Governance and Nominating Committee.
William F. Carpenter III, president and chief executive officer of LifePoint Hospitals, said, “LifePoint has been fortunate to have Ricki Helfer as a Director since its inception. I personally have enjoyed working with Ricki through the years in an effort to make communities healthier. She has consistently been a dedicated and hard working Director and has always led by example. Ricki’s intelligence, determination and experience have been very valuable to us, and I speak for all other Directors and members of the management team when I say that we appreciate all that she has done and wish her well in her future endeavors.”
Ms. Helfer said, “I am proud of the small part I have played in LifePoint’s efforts to assure a higher standard of healthcare for rural communities across America, and I wish LifePoint great success in that important undertaking in the future.”
Since June 1997, Ms. Helfer has been an independent consultant on financial regulatory issues and banking system reform in emerging market countries with Financial Regulation and Reform International. Prior to that time, Ms. Helfer held several positions including Governor of the Philadelphia Stock Exchange and Chairman of its audit committee; Chairman of the Board of Directors and Chief Executive Officer of the Federal Deposit Insurance Corporation; and partner in the law firm of Gibson, Dunn & Crutcher. Ms. Helfer is a member of the Board of Directors of American Express Bank, a wholly owned subsidiary of the American Express Company. Ms. Helfer also serves as a member of the Board of Directors for the Citizens Committee for Children of New York City.
LifePoint Hospitals, Inc. is a leading hospital company focused on providing healthcare services in non-urban communities in 18 states. Of the Company’s 49 hospitals, 46 are in communities where LifePoint Hospitals is the sole community hospital provider. LifePoint Hospitals’ non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering compassionate, high quality patient care; supporting physicians; creating an outstanding environment for employees; providing unmatched community value and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with approximately 21,000 employees. More information about LifePoint Hospitals can be found on its website, www.lifepointhospitals.com.
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All references to “LifePoint,” “LifePoint Hospitals” and the “Company” as used throughout this release refer to LifePoint Hospitals, Inc. and its subsidiaries.
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